Exhibit 99.4

COMPENSATION COMMITTEE CHARTER

PURPOSE

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Permex Petroleum Corporation (the “Company”) is to discharge the Board’s responsibilities relating to compensation of the Company’s Management, as defined below. The Committee, under the supervision of the Board, shall have the overall responsibility for:

(a)	Reviewing and recommending the compensation of the Company’s Chief Executive Officer (“CEO”), the CEO’s direct reports, the Chief Financial Officer, and any other executive officers (as defined in Rule 3b-7 of the Exchange Act, as defined below) of the Company (collectively, the “Executive Officers”), directors and key employees (collectively, the “Management”).

(b)	Reviewing and recommending succession plans for the CEO and other Executive Officers.

(c)	Overseeing and evaluating the Company’s compensation and benefits policies, plans and programs, and insuring overall alignment to the corporate compensation philosophy.

(d)	General oversight of the Company’s compensation structure.

(e)	Preparing any report on executive compensation required by the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

(f)	Such other additional specific duties and responsibilities as are set out herein.

The term “compensation” shall include salary, incentive and equity compensation, bonuses, severance arrangements and other compensatory benefits or rights received under the Company’s benefit plans.

COMMITTEE COMPOSITION

The membership of the Committee shall be as follows:

(a)	The Committee shall consist of a minimum of two members of the Board, appointed annually by members of the Board. The Board may fill a vacancy that occurs in the Committee at any time.

(b)	Each Committee member must qualify as: (i) an independent director, as defined by Nasdaq Rule 5605(a)(2); (ii) to the extent required by the Board, a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iii) to the extent required by the Board, shall satisfy any other applicable standards of independence under the federal securities and tax laws. In the event that any member of the Committee does not qualify as a “non-employee director” for purposes of Section 16 of the Exchange Act, then all compensation that is intended to be exempt from Section 16 shall also be approved by the Board or a subcommittee made up of members of the Board who qualify as non-employee directors.

(c)	Each committee member will have no direct or indirect relationship with the Company which, in the view of the Board, could reasonably interfere with the exercise of a member’s independent judgment.

(d)	In considering whether a Committee member is independent, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director; and (ii) whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

(e)	The Board will elect, by a majority vote, one Committee member to serve as chairperson of the Committee (the “Chair”). If a Chair has not been designated by the Board, the members of the Committee may designate a Chair by majority vote of the Committee membership.

(f)	Committee members shall be appointed by the Board. Committee members shall be appointed for one year terms, with such terms to renew automatically if no successor is appointed; provided that members of the Committee may be replaced or removed by the Chair of the Board, or the Board at any time, with or without cause.

(g)	A member may resign from the Committee. Vacancies shall be filled by appointment from among the independent members of the Board. Resignation or removal of a director from the Board, for whatever reason, will automatically constitute resignation or removal, as applicable, from the Committee.

(h)	The Committee may create one or more subcommittees of members of the Committee and may delegate, in its discretion, all or a portion of its duties and responsibilities to such subcommittees.

MEETINGS

(a)	The Committee shall meet as often as may be considered necessary or appropriate, in its judgment, and will report regularly to the full Board with respect to its activities and make recommendations to the Board as appropriate.

(b)	The Committee may meet either in person, through use of conference telephone, video or similar communications equipment in a manner consistent with the Company’s articles, at such times and places as determined by the members of the Committee.

(c)	The presence of a majority of the Committee’s members at a meeting shall constitute a quorum. Committee members may participate in a meeting, and be deemed present at the meeting, through use of conference telephone, video or similar communications equipment in a manner consistent with the Company’s articles.

(d)	Actions of the Committee may be taken: (i) by approval by at least a majority of the Committee members present at a meeting at which a quorum is present; or (ii) without a meeting if all members of the Committee individually or collectively consent in writing to such action. Where a meeting is not practicable, resolutions in writing which are signed by all members of the Committee are deemed valid as if they had been passed at a meeting of the Committee.

(e)	Meetings will be generally conducted without the presence of members of management, however the Committee may invite such members of management to its meetings as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions.

(f)	The CEO may not be present for any portion of any meeting at which the compensation of the CEO is being deliberated or voted upon.

(g)	Minutes of the Committee meetings will be kept and filed in the Company’s minute book.

RESPONSIBILITIES

Subject to the powers and duties of the Board, the Board hereby delegates to the Committee the following powers and duties to be performed by the Committee on behalf of and for the Board:

Compensation of CEO, Other Executive Officers, Directors and Key Employees

(a)	On an annual basis, or more frequently if deemed necessary by the Committee or requested by the Board, review and recommend corporate goals and objectives concerning the compensation of Management.

(b)	Evaluate Management’s performance against these corporate goals and objectives. In evaluating, determining and approving the long-term incentive component of CEO compensation, the Committee may consider, among such other factors as it may deem relevant, the Company’s performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies, the value of similar awards given to other Executive Officers of the Company, the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Exchange Act (the “Say-on-Pay Vote”) and the awards given to the CEO in past years.

(c)	Determine and recommend Management’s compensation and benefits plans based on this evaluation. In evaluating and making recommendations with respect to the long-term incentive component of Management compensation, the Committee may consider, among such other factors as it may deem relevant, the Company’s performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies, the value of similar awards given to other Executive Officers of the Company, the results of the most recent Say-on-Pay Vote and the awards given to the member of Management in past years.

(d)	To review and recommend to the Board for approval the frequency with which the Company will conduct Say-on-Pay Votes, taking into account the results of the most recent stockholder advisory vote on frequency of Say-on-Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say-on-Pay Vote and the frequency of the Say-on-Pay Vote to be included in the Company’s proxy statement.

(e)	Review and recommend to the Board the overall compensation of each newly elected Executive Officer, director and key employee, including all employment related and severance agreements. Evaluate on an annual basis the competitiveness of the remuneration packages for Management. Without limiting the generality of (a) to (f) above, the Committee shall annually review all compensation arrangements with the Executive Officers, including (i) the annual base salary level; (ii) the annual incentive opportunity level; (iii) the long-term incentive opportunity level; (iv) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate; and (v) any special or supplemental benefits. In conducting such annual reviews, the Committee shall review the corporate goals and objectives relevant to such compensation, the Executive Officers’ performance in light of those goals and objectives, the Company’s stockholder returns, the value of incentive awards to the Executive Officers and officers at comparable companies and the awards given to the Executive Officers in past years.

Board of Directors Compensation

(a)	Review annually, or more frequently if deemed necessary by the Committee or requested by the Board, and recommend to the Board for its approval, the compensation paid to directors who serve on the Board or its committees, including any retainer, chair fees, and equity compensation. These recommendations should take into account North American and industry-wide compensation practices and trends for comparable companies.

Company Compensation

(a)	Oversee and evaluate the Company’s general compensation structure and policies to attract, award, develop and retain Management and other employees.

(b)	Evaluate on an annual basis the competitiveness of the overall compensation structure and incentive programs for non-Management employees.

Administration of Plans

(a)	Review and administer the Company’s stock option plan and other equity-based and incentive compensation plans (the “Plans”) and make recommendations to the Board as appropriate.

(b)	Evaluate on a periodic basis the competitiveness of the Plans established and make recommendations for improvement as appropriate.

(c)	Evaluate the use of the Plans, from time to time, as a form of incentive compensation for external consultants, subject to applicable laws and regulations.

(d)	Monitor the compliance of these plans with applicable laws and regulations.

Clawback Policy

(a)	The Committee shall administer any Company policy relating to recovery or recoupment of compensation from officers and other employees (each, a “clawback policy”), in each case in accordance with the provisions of such policy.

(b)	The Committee shall periodically review the Company’s clawback policy or policies, as applicable, and recommend to the Board any amendment, modification, supplement, restatement, termination or replacement thereto as it deems advisable or necessary to reflect and comply with applicable laws and regulations.

Public Disclosure of Executive Compensation

(a)	Review all disclosure of executive compensation, including compensation philosophy, prior to public release.

(b)	Prepare any executive compensation report required by regulatory requirements for inclusion in the Company’s annual report, proxy statement, information circular or other regulatory filings, as the case may be and if applicable, in accordance with applicable SEC rules and regulations.

(c)	Where applicable, to review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) and the related executive compensation information, recommend that the CD&A and related executive compensation information be included in the Company’s annual report on Form 10-K and proxy statement.

Stock Ownership

(a)	To determine stock ownership guidelines for Management and monitor compliance with such guidelines.

Risk Management and Succession

(a)	To review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk.

(b)	To develop and recommend to the Board for approval a CEO succession plan (the “Succession Plan”), to review the Succession Plan periodically with the CEO, develop and evaluate potential candidates for CEO and recommend to the Board any changes to, and any candidates for succession under, the Succession Plan.

Committee Assessment

(a)	Evaluate annually the performance of the Committee in light of the roles and responsibilities outlined in this Charter. The Committee shall conduct this evaluation in such manner as it deems appropriate.

Charter Evaluation

(a)	Review, discuss and assess annually this Charter and recommend changes to the Board for approval.

Experts and Advisors

(a)	The Committee shall have the authority to retain or appoint, at the Company’s expense, internal or external legal, accounting or other advisors and consultants (together, “Outside Experts”) to assist it in carrying out its duties. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any such Outside Expert. The Committee shall have the authority to terminate such arrangements as appropriate.

(b)	Before receiving advice from an Outside Expert, the Committee must consider the following factors:

i.	the provision of other services to the Company by the person that employs the Outside Expert;

ii.	the amount of fees received from the Company by the person that employs the Outside Expert, as a percentage of the total revenue of the person that employs the Outside Expert;

iii.	the policies and procedures of the person that employs the Outside Expert that are designed to prevent conflicts of interest;

iv.	any business or personal relationship of the Outside Expert with a member of the Committee;

v.	any stock of the Company owned by the Outside Expert; and

vi.	any business or personal relationship of the Outside expert or the person employing the Outside Expert with an Executive Officer of the Company.

(c)	To oversee, in conjunction with the Board, engagement with stockholders and proxy advisory firms on executive compensation matters.

General Authority

(a)	The Committee may form and delegate authority to subcommittees as appropriate.

(b)	The Committee shall also have such other powers and duties as are delegated to it by the Board.

EFFECTIVE DATE

This Charter was implemented by the Board on January 7, 2025